================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Central Garden & Pet Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Notes:

                         CENTRAL GARDEN & PET COMPANY

                           3697 Mt. Diablo Boulevard
                          Lafayette, California 94549

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                     Monday, February 22, 1999, 10:30 A.M.

To the Stockholders:

  Notice is hereby given that the Annual Meeting of Stockholders of Central Garden & Pet Company will be held at the LAFAYETTE PARK HOTEL, 3287 Mt. Diablo Boulevard, Lafayette, California, on Monday, February 22, 1999, at 10:30 A.M. for the following purposes:

    (1) To elect five directors.

    (2) To approve the amendment of the 1993 Omnibus Equity Incentive Plan to increase the number of shares authorized for issuance thereunder by 800,000.

    (3) To transact such other business as may properly come before the meeting.

  Only stockholders of record on the books of the Company as of 5:00 P.M., January 4, 1999, will be entitled to vote at the meeting and any adjournment thereof.

  Dated: January 20, 1999
                                          By Order of the Board of Directors

                                          Robert B. Jones, Secretary


   STOCKHOLDERS ARE REQUESTED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE.

                         CENTRAL GARDEN & PET COMPANY

                           3697 Mt. Diablo Boulevard
                          Lafayette, California 94549

                                PROXY STATEMENT

  The enclosed proxy is solicited by the Board of Directors of Central Garden & Pet Company (the "Company") to be used at the Annual Meeting of Stockholders on February 22, 1999, for the purposes set forth in the foregoing notice. This proxy statement and the enclosed form of proxy were first sent to stockholders on or about January 28, 1999.

  If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted as recommended by the Board of Directors. Any stockholder signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to or at the Annual Meeting. A proxy may be revoked by a writing delivered to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy signed by the person who signed the earlier proxy, or by attendance at the Annual Meeting and voting in person.

                               VOTING SECURITIES

  Only stockholders of record on the books of the Company as of 5:00 P.M., January 4, 1999, will be entitled to vote at the Annual Meeting.

  As of the close of business on January 4, 1999, there were outstanding 26,712,967 shares of Common Stock of the Company, entitled to one vote per share, and 1,660,919 shares of Class B Stock of the Company, entitled to the lesser of ten votes per share or 49% of the total votes cast. Holders of Common Stock and Class B Stock will vote together on all matters presented to the stockholders for their vote or approval at the meeting, including the election of directors. The holders of a majority of the outstanding shares of the stock of the Company, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof.

  Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. With regard to the election of directors, votes may be cast "For" or "Withhold Authority" for each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. The proposal to amend the Company's 1993 Omnibus Equity Incentive Plan requires the affirmative vote of a majority of shares present in person or by proxy and entitled to vote. Accordingly, abstentions on the proposal to amend the 1993 Omnibus Equity Incentive Plan will have the effect of a negative vote on this item. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Therefore, a broker non-vote will have no effect on the proposal to amend the 1993 Omnibus Equity Incentive Plan, which requires the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote thereon.

                             ELECTION OF DIRECTORS

  The persons named below are nominees for director to serve until the next Annual Meeting of Stockholders and until their successors shall have been elected. The nominees constitute the present Board of Directors. In the absence of instructions to the contrary, shares represented by the proxy will be voted and the proxies will vote for the election of all such nominees to the Board of Directors. If any of such persons is unable or unwilling to be a candidate for the office of director at the date of the Annual Meeting, or any adjournment thereof, the proxies will vote for such substitute nominee as shall be designated by the proxies. The management has no reason to believe that any of such nominees will be unable or unwilling to serve if elected a director. Set forth below is certain information concerning the nominees which is based on data furnished by them.

                                                                                 Served as
                                           Business Experience During Past       Director
 Nominees for Director           Age      Five Years and Other Information         Since
 ---------------------           ---      --------------------------------       ---------
 William E. Brown...............  57 Chairman of the Board and Chief Executive     1980
                                     Officer since 1980.
 Glenn W. Novotny...............  51 President since June 1990. Prior to June      1990
                                     1990, Mr. Novotny was with Weyerhaeuser
                                     Corporation in a variety of capacities.
 Lee D. Hines, Jr...............  52 Self-employed consultant since June 1993.     1992
                                     From April 1991 until June 1993, Mr. Hines
                                     was Executive Vice President and Chief
                                     Financial Officer of the Company.
 Daniel P. Hogan, Jr............  70 Self-employed consultant. Prior to his        1993
                                     retirement in 1987, Mr. Hogan was a Vice
                                     President of Chevron Chemical Company and
                                     General Manager of its Ortho Consumer
                                     Products Division.
 Brooks M. Pennington III.......  44 Chief Executive Officer of Pennington Seed    1998
                                     Inc., a business which was acquired by the
                                     Company in February 1998, since June 1994.
                                     Prior to June 1994, Mr. Pennington was
                                     Senior Vice President, Legal, Finance and
                                     Administration of Pennington.

  In February 1998, the Company acquired Pennington Seed, Inc. ("PSI"). Pursuant to the acquisition agreement, Brooks M. Pennington III was appointed to the Company's Board of Directors. William E. Brown, the Company's Chairman and Chief Executive Officer, entered into a voting agreement with the former stockholders of PSI whereby Mr. Brown agreed to vote his shares of the Company's stock for the election to the Company's Board of Directors of the nominee appointed by the former stockholders of PSI. The voting agreement will terminate on the earlier of (i) February 27, 2002 and (ii) the date the former stockholders of PSI own of record less than 33% of the shares of the Company's Common Stock issued to them pursuant to the acquisition agreement.

                        FURTHER INFORMATION CONCERNING
                            THE BOARD OF DIRECTORS

Committees of the Board

  During fiscal 1998, the Board of Directors held eight meetings and acted by unanimous written consent on a number of occasions. In 1993, after consummation of its initial public offering, the Company established an Audit and Compensation Committee. The Company does not have a Nominating Committee.

  The members of the Audit and Compensation Committee are Lee D. Hines, Jr. and Daniel P. Hogan, Jr.. Among the functions performed by this committee in its capacity as an Audit Committee are to make recommendations to the Board of Directors with respect to the engagement or discharge of independent auditors, to review with the independent auditors the plan and results of the auditing engagement, to review the Company's internal auditing procedures and system of internal accounting controls and to make inquiries into matters within the scope of its functions. Among the functions performed by this committee in its capacity as a

Compensation Committee are to review and make recommendations to the Board of Directors concerning the compensation of the key management employees of the Company and to administer the Company's equity incentive plan. The Audit and Compensation Committee held five meetings during fiscal 1998.

Attendance at Meetings

  During fiscal 1998, there were no members of the Board of Directors who attended fewer than seventy-five percent of the meetings of the Board of Directors and all committees of the Board on which they served.

Compensation of Directors

  During fiscal 1998, Directors who were not employees of the Company were paid directors fees consisting of $12,000 per year and $1,000 for each Board meeting attended. Commencing in fiscal 1999, the annual fee will increase to $20,000. Directors who attend meetings of the Audit and Compensation Committee receive an additional $1,000 for each meeting not held on the same day as a Board meeting. In addition, Lee D. Hines, Jr. performed certain consulting services for the Company during fiscal 1998 for which he received compensation of $11,000. Under the Non-Employee Director Stock Option Plan, Messrs. Hines and Hogan will each be granted at the Annual Meeting and at each subsequent annual meeting options to purchase the number of shares of Common Stock determined by dividing $25,000 by the fair market value of a share of Common Stock on the date of the Annual Meeting.

                            EXECUTIVE COMPENSATION

Compensation of Executive Officers

  The compensation paid to the Company's Chief Executive Officer and the only other executive officers who received compensation in excess of $100,000 for services in all capacities to the Company and its subsidiaries during fiscal 1996, 1997 and 1998 is set forth below.

                          SUMMARY COMPENSATION TABLE

                                                                        Long Term
                                        Annual Compensation        Compensation Awards
                                  ------------------------------- ---------------------       All
                                                     Other Annual Restricted Securities      Other
                                                     Compensation   Stock    Underlying     Compen-
Name and Principal Position  Year Salary($) Bonus($)    ($)(1)    Awards($)  Options(#)   sation($)(2)
---------------------------  ---- --------- -------- ------------ ---------- ----------   ------------
William E. Brown             1998  400,000      --       --          --           --           --
  Chairman and Chief         1997  300,000      --       --          --       300,000          --
  Executive Officer          1996  300,000      --       --          --        30,000          --
Glenn W. Novotny             1998  347,846      --       --          --       100,000(3)     2,375
  President                  1997  267,469   50,000      --          --        30,000        2,700
                             1996  257,908   15,000      --          --        30,000        2,250
Robert B. Jones              1998  173,766      --       --          --        25,000        2,104
  Vice President, Chief      1997  133,204   15,000      --          --        15,000        2,102
  Financial Officer          1996  118,165      --       --          --        10,000        1,136
Brooks M. Pennington III     1998  300,000      --       --          --         6,000          --
  Chief Executive Officer
  of                         1997      --       --       --          --           --           --
  Pennington Seed Inc.       1996      --       --       --          --           --           --

--------
(1) While the named executive officers enjoy certain perquisites, for fiscal years 1996, 1997 and 1998 these did not exceed the lesser of $50,000 or 10% of each officer's salary and bonus.
(2) Represents the matching contribution which the Company made on behalf of each executive officer to the Company's 401(k) Plan.
(3) For information regarding Mr. Novotny's options, see footnote 1 to the table titled "Option Grants in Last Fiscal Year."

  The following table sets forth certain information regarding stock options granted during fiscal 1998 to the executive officers named in the foregoing Summary Compensation Table. None of such persons received awards of stock appreciation rights during fiscal 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                             Potential Realizable
                                                                               Value at Assumed
                                                                             Annual Rates of Stock
                                                                            Price Appreciation for
                                         Individual Grants                      Option Term(3)
                         -------------------------------------------------- -----------------------
                           Number of    Percent of
                          Securities   Total Options
                          Underlying    Granted to   Exercise or
                            Options    Employees in  Base Price  Expiration
Name                     Granted(#)(1)  Fiscal Year   ($/Sh)(2)     Date       5%($)      10%($)
----                     ------------- ------------- ----------- ---------- ----------- -----------
William E. Brown........        --          --            --           --           --          --
Glenn W. Novotny........    100,000        12.2        15.875     01/02/04      539,902   1,224,853
Robert B. Jones.........     25,000         3.1        26.500     01/02/02      142,773     307,466
Brooks M. Pennington
 III....................      6,000         0.7        30.000     05/06/04       61,217     138,881

--------
(1) In January 1998, the Company granted Mr. Novotny options for 200,000 shares with an exercise price of $26.50 per share and vesting in five equal annual installments beginning on January 2, 1999. In November 1998, the Company cancelled Mr. Novotny's options granted in fiscal 1998 and issued new options for 100,000 shares with an exercise price of $15.875 per share and identical vesting. Mr. Jones' options granted in fiscal 1998 vest in full on January 2, 1999. Mr. Pennington's options granted in fiscal 1998 vest in full on May 6, 2003. Under the terms of the Company's Stock Option Plan, the Audit and Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding options.
(2) All options were granted at fair market value at date of grant.
(3) Realizable values are reported net of the option exercise price. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates (determined from the price at the date of grant, not the stock's current market value) set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock as well as the optionholder's continued employment through the vesting period. The potential realizable value calculation assumes that the optionholder waits until the end of the option term to exercise the option.

  The following table sets forth certain information with respect to option exercises during fiscal 1998 and stock options held by each of the Company's executive officers as of September 26, 1998.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FY-END OPTION VALUES

                                                     Number of Securities  Value of Unexercised
                                                    Underlying Unexercised In-the-Money Options
                                                     Options at FY-End(#)      at FY-End($)
                             Shares                 ---------------------- --------------------
                            Acquired       Value         Exercisable/          Exercisable/
Name                     on Exercise(#) Realized($)     Unexercisable         Unexercisable
----                     -------------- ----------- ---------------------- --------------------
William E. Brown........        --            --        60,000/270,000                0/0
Glenn W. Novotny........      9,487       276,309            0/197,000(1)       0/797,188
Robert B. Jones.........     21,000       581,100            0/ 50,000          0/ 27,188
Brooks M. Pennington
 III....................        --            --             0/  6,000                0/0

--------
(1) For information regarding Mr. Novotny's options, see footnote 1 to the table titled "Option Grants in Last Fiscal Year."

Employment Agreements

  The Company entered into an employment agreement with Brooks M. Pennington III in February 1998 in connection with the acquisition of Pennington Seed, Inc. ("PSI"). The agreement provides that Mr. Pennington shall serve as President and Chief Executive Officer of PSI at an annual salary of $300,000. The agreement terminates in February 2003, unless terminated earlier for his dismissal with cause, death or disability.

Compensation Committee Interlocks and Insider Participation

  Lee D. Hines, Jr., a member of the Board of Directors and the Audit and Compensation Committee, performed certain consulting services for the Company during fiscal 1998 for which he received compensation of $11,000.

Transactions With The Company

  The Company leases a warehouse facility and certain related equipment in Visalia, California from Road 80 Investors, a California general partnership controlled by William E. Brown. In fiscal 1998, the Company paid approximately $155,688 to Road 80 Investors under this lease.

  Pursuant to the Agreement and Plan of Reorganization between PSI, the stockholders of PSI, the Company and PS Sub, Inc., a wholly owned subsidiary of the Company, dated February 17, 1998, as amended on February 27, 1998 (as amended, the "Merger Agreement"), PSI was merged with and into PS Sub, Inc. Each issued and outstanding share of PSI was converted into $8,161.08 in cash and other consideration and 213.2182 shares of the Company's Common Stock. Brooks M. Pennington III, prior to the merger, was the beneficial owner of 7,830.24 shares of PSI common stock and following the merger became the beneficial owner of 1,669,552 shares of the Company's Common Stock. In addition, pursuant to the Merger Agreement, Mr. Pennington was appointed to the Company's Board of Directors.

  Brooks M. Pennington III is a minority shareholder and a director of Bio Plus, Inc., a company that produces granular peanut hulls. During its fiscal year ended July 31, 1998, Bio Plus, Inc.'s total revenues were approximately $2,375,000 of which approximately $1,735,000 were sales to subsidiaries of the Company.

                             PROPOSAL TO AMEND THE
                      1993 OMNIBUS EQUITY INCENTIVE PLAN

  At the Annual Meeting held in May 1994 the stockholders of the Company adopted the 1993 Omnibus Equity Incentive Plan (the "Plan") pursuant to which an aggregate of 900,000 shares of the Company's Common Stock were originally reserved for issuance to key employees and consultants of the Company and its subsidiaries. At the Annual Meetings held in May 1995, February 1996 and February 1998, the stockholders of the Company approved amendments to the Plan to increase the number of shares authorized for issuance under the Plan by 300,000 shares, 800,000 shares and 2,000,000 shares, respectively. In January 1999, the Board of Directors of the Company conditionally amended the Plan, subject to stockholder approval at the Annual Meeting, to increase the number of shares authorized for issuance under the Plan by an additional 800,000 shares.

  The reason for this increase is to ensure that a sufficient number of shares of the Company's Common Stock is available under the Plan for awards to attract, retain and motivate selected employees with outstanding experience and ability. As of December 31, 1998, there were 1,460,571 shares remaining for awards, which would increase to 2,260,571 if the proposal is approved. Set forth below is a summary of certain of the principal features of the Plan.

General

  The Plan provides for the granting of stock options, stock appreciation rights ("SARs"), restricted stock awards, performance unit awards and performance share awards (collectively, "Awards") to key employees and consultants of the Company and its subsidiaries.

Purpose

  The purpose of the Plans is to promote the success, and enhance the value, of the Company by linking the personal interests of participating employees and consultants to those of the Company's stockholders and by providing such employees and consultants with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of participating employees and consultants upon whose judgment, interest and special efforts the Company is largely dependent for the successful conduct of its operations.

Administration

  The Plan is administered by the Audit and Compensation Committee of the Board of Directors of the Company (the "Committee").

Options

  The price of the shares of the Company's Common Stock subject to each option (the "option price") is set by the Committee but may not be less than 30% of the fair market value on the date of grant in the case of an option that is not an incentive stock option (a "nonqualified stock option"), and not less than 100% of the fair market value in the case of an incentive stock option.

  Options granted under the Plan are exercisable at the times and on the terms established by the Committee, provided that options granted to officers who are subject to section 16(b) of the Securities and Exchange Act of 1934 (the "Exchange Act") may not be exercised until six months following the date of grant. Subject to the forgoing limitation, the Committee may accelerate the exercisability of any option.

  The option price must be paid in full in cash or its equivalent at the time of exercise. The Committee also may permit payment of the option price by the tender of previously acquired shares of the Company's stock or such other legal consideration which the Committee determines to be consistent with the Plan's purpose and applicable law.

Stock Appreciation Rights

  The Plan permits the grant of three types of SARs: Affiliated SARs, Freestanding SARs, Tandem SARs, or any combination thereof. An Affiliated SAR is an SAR that is granted in connection with a related option and which will be deemed to automatically be exercised simultaneously with the exercise of the related option. A Freestanding SAR is an SAR that is granted independently of any options. A Tandem SAR is an SAR that is granted in connection with a related option, the exercise of which requires a forfeiture of the right to purchase a share under the related option (and when a share is purchased under the option, the SAR is similarly cancelled).

  The Committee has complete discretion to determine the number of SARs granted to any optionee or recipient and the terms and conditions pertaining to such SARs. However, the grant price must be at least equal to the fair market value of a share of the Company's Common Stock on the date of grant in the case of a Freestanding SAR and equal to the option price of the related option in the case of an Affiliated or Tandem SAR. An SAR that is granted to an officer who is subject to section 16(b) of the Exchange Act ("Section 16(b)") may not be exercised until at least six months following the date of grant.

Restricted Stock Awards

  The Plan permits the grant of restricted stock awards which are restricted Common Stock bonuses that vest in accordance with terms established by the Committee. Restricted Stock granted to an officer subject to Section 16(b) may not vest prior to six months following the date of its grant. The Committee may impose restrictions and conditions on the shares, including, without limitation, restrictions based upon the achievement of specific performance goals (Company-wide, divisional and/or individual), and/or restrictions under applicable federal or state securities laws. The Committee may accelerate the time at which any restrictions lapse, and/or remove any restrictions.

Performance Unit/Share Awards

  The Plan permits the grant of performance unit and performance share awards which are bonuses credited to an account established for the recipient and payable in cash, Common Stock, or a combination thereof. Each performance unit has an initial value that is established by the Committee at the time of its grant. Each performance share has an initial value equal to the fair market value of a share of the Company's Common Stock on the date of its grant. The number and/or value of performance unit/shares that will be paid out to recipients will depend upon the extent to which performance goals established by the Committee are satisfied. The payment date for performance unit/share awards granted to officers and directors subject to Section 16(b) may not be less than six months from the date of grant.

  After a performance unit/share award has vested, the recipient will be entitled to receive a payout of the number of performance unit/shares earned by the recipient, to be determined as a function of the extent to which the corresponding performance goals have been achieved. The Committee also may waive the achievement of any performance goals for such performance unit/share.

  Subject to the applicable award agreement, performance units/shares awarded to recipients will be forfeited to the Company upon the earlier of the recipient's termination of employment or the date set forth in the award agreement.

Nontransferability of Awards

  Awards granted under the Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution. However, an optionee or recipient may designate one or more beneficiaries to receive any exercisable or vested awards following his or her death.

New Plan Benefits

  Regulations adopted by the Securities and Exchange Commission require disclosure of benefits to the executive officers of the Company named in the summary compensation table and to certain other categories of award recipient, if such benefits are determinable. In addition to the grants of stock options set forth below, it is likely that substantial additional grants will be made to such persons and others during the life of the Plan, and it is impossible to determine the amount and terms of such future grants.

  The following table sets forth as of December 31, 1998 (a) the aggregate number of shares of the Company's Common Stock subject to outstanding awards granted under the Plan, and (b) the dollar value of such shares based on the difference between $14.375 per share, the closing price for the shares of Common Stock on December 31, 1998, and the exercise price at which such stock options were granted.

                                                  Number of    Dollar Value of
   Name of Individual or Group                  Shares Granted Shares Granted
   ---------------------------                  -------------- ---------------
   William E. Brown, Chairman and Chief
    Executive Officer..........................     330,000             --
   Glenn W. Novotny, President and Chief
    Operating Officer..........................     197,000         387,625
   Robert B. Jones, Vice President Finance and
    Secretary..................................      90,000             --
   Brooks M. Pennington III....................      46,000             --
   All executive officers, as a group..........     663,000         387,625
   All employees who are not executive
    officers, as a group.......................   1,374,930       2,525,837
   All directors who are not executive
    officers, as a group.......................         --              --

Required Vote

  The affirmative vote of a majority of shares present in person or by proxy at the Annual Meeting and entitled to vote is required to approve the proposed amendment to the Plan.

  The Board of Directors recommends that the stockholder vote "FOR" the approval of the amendment to the Plan.

                REPORT OF THE AUDIT AND COMPENSATION COMMITTEE

To the Board of Directors:

  In July 1993, the Company consummated its initial public offering, and in October 1993, the Board of Directors created the Audit and Compensation Committee, consisting solely of independent directors.

  As members of the Audit and Compensation Committee, it is our duty to determine the compensation for officers and directors, to administer the Company's 1993 Omnibus Equity Incentive Plan and to review the Company's salary, bonus and compensation arrangements generally. In addition, we evaluate the performance of management and related matters.

  As a public company, we utilize three primary tools to assist in compensating executives. They are base salary, bonus, and stock options. Together they combine to provide an executive's total compensation package. We view base salary as a primary indicator of the market value needed to attract an executive with the skill and expertise to perform the position. We periodically retain outside assistance to counsel us in determining market value. We view bonus as a means of rewarding short-term performance which exceeds established goals and we utilize stock options as a means of linking our executive's long term benefits to that received by our shareholders.

  As indicated in our 1997 proxy statement, we retained the services of a compensation consulting firm to assist in determining the market value compensation for the Chief Executive Officer, William E. Brown. Survey data, coupled with performance based peer group evaluations, were utilized to determine competitive short and long term awards for Mr. Brown. The data developed indicated that an increase to Mr. Brown's base salary to $400,000 was warranted. Mr. Brown requested that the Committee not increase his base pay during fiscal 1997. In fiscal 1998, the Committee increased Mr. Brown's base salary to $400,000. The Committee also increased the base salary of Mr. Novotny and Mr. Jones. These actions are reflected in the summary compensation table.

  Following the completion of the 1998 fiscal year, the Committee recommended to the full Board that it approve a one-time stock option exchange program for Mr. Brown and Mr. Novotny. The program, which was voluntary, was implemented as of December 1, 1998. The program allowed participants to exchange two underwater stock options for one at the then current stock price of $15.875. The new stock options vest over the same period. Mr. Brown elected not to participate in the program. Mr. Novotny elected to participate.

  The Committee took this action as a means of promoting retention for the Company's key executives, to provide a share price earnings incentive to executives, to reduce options outstanding, and to remove the negative motivational effect of underwater options.

  As a matter of policy, the Company believes it is important to retain the flexibility to maximize the Company's tax deductions. Amendments to Section 162(m) of the Internal Revenue Code have eliminated the deductibility of most compensation over a million dollars in any given year. The Committee believes that it is highly unlikely that any officer of the Company will receive compensation in excess of a million dollars per year in the foreseeable future. However, subject to the foregoing, it will be the policy of the Committee to consider the impact, if any, of Section 162(m) on the Company and to document as necessary specific performance goals in order to seek to preserve the Company's tax deductions.

  We continue to subscribe to the philosophy that the Company's overall performance and its return to shareholders will be the primary area of consideration when rewarding the Company's top executives. It is our goal to ensure that our executives are paid competitively with the market and are rewarded for performance that benefits the shareholders. In years when the Company does well, we will reward using the tools described above; in years when the performance does not meet expectations, the compensation of the top executives of Central will be reflective of that fact.

                                          Audit and Compensation Committee

                                          Lee D. Hines, Jr.
                                          Daniel P. Hogan, Jr.

                               PERFORMANCE GRAPH

  The following graph compares the percentage change in the Company's cumulative total stockholder return on its Common Stock for the period from December 26, 1993 to September 26, 1998 with the cumulative total return of the NASDAQ Composite (U.S.) Index and the Dow Jones Non-Durable Household Products Index, a peer group index consisting of 30 manufacturers and distributors of household products.

  The comparisons in the graph below are based on historical data and are not indicative of, or intended to forecast, the possible future performance of the Company's Common Stock.


                              12/26/93 12/25/94 9/30/95 9/28/96 9/27/97 9/26/98
                              -------- -------- ------- ------- ------- -------
     Central Garden & Pet
      Co.....................  100.00    38.89   54.44  184.44  255.00  160.56
     Dow Jones Household
      Products...............  100.00   109.76  136.77  174.67  245.37  248.57
     Nasdaq Composite (US)...  100.00    97.75  136.60  162.05  222.44  227.37

              OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

  The following table indicates, as to each director, each named executive officer and each holder known to the Company to be the beneficial owner of more than five percent of any class of the Company's voting stock, the number of shares and percentage of the Company's stock beneficially owned as of December 31, 1998.

                                            Shares Beneficially Owned
                                             as of December 31, 1998
                                      ----------------------------------------
                                        Number of      Number of
   Beneficial Owner                   Class B Shares Common Shares   Percent(1)
   ----------------                   -------------- -------------   ---------
   William E. Brown (2).............    1,606,159        120,000(3)     6.1
   Putnam Investments, Inc. (4).....          --       3,854,526(5)    13.6
   Warburg, Pincus Counsellors, Inc.
    (6).............................          --       2,230,400(5)     7.9
   The Kaufmann Fund, Inc. (7)......          --       1,782,200(5)     6.3
   Brooks M. Pennington III (8).....          --       1,669,552        5.9
   Alliance Capital Management L.P.
    (9).............................          --       1,544,500(5)     5.4
   Glenn W. Novotny.................          --         116,278(10)    *
   Robert B. Jones..................          --          27,274(11)    *
   Lee D. Hines, Jr.................          --          51,000        *
   Daniel P. Hogan, Jr..............          --           6,000        *
   All directors and officers as a
    group (seven persons)...........    1,606,159      1,990,104(12)   12.6

--------
 (*) Less than 1%.
 (1) Represents the number of shares of Class B Stock and Common Stock beneficially owned by each stockholder as a percentage of the total number of shares of Class B Stock and Common Stock outstanding.
 (2) The address of Mr. Brown is 3697 Mt. Diablo Boulevard, Lafayette, California 94549. Mr. Brown may be deemed to be a "control person" of the Company within the meaning of the rules and regulations of the Securities and Exchange Commission by reason of his stock ownership and positions with the Company.
 (3) Includes 120,000 shares issuable upon exercise of outstanding options exercisable within 60 days of December 31, 1998.
 (4) The address of Putnam Investments, Inc. is One Post Office Square, 12th Floor, Boston, Massachusetts 02109.
 (5) Based on a Schedule 13F filed reflecting beneficial ownership as of September 30, 1998.
 (6) The address of Warburg, Pincus Counsellors, Inc. is 466 Lexington Avenue, New York, New York 10017.
 (7) The address of The Kaufmann Fund, Inc. is 140 East 45th Street, 43rd Floor, New York, New York 10017.
 (8) The address of Mr. Pennington is 1280 Atlanta Highway, Madison, Georgia 30650.
 (9) The address of Alliance Capital Management L.P. is 1345 Avenue of the Americas, New York, New York 10105.
(10) Includes 20,000 shares issuable upon exercise of outstanding options exercisable within 60 days of December 31, 1998.
(11) Includes 25,000 shares issuable upon exercise of outstanding options exercisable within 60 days of December 31, 1998.
(12) Includes 165,000 shares issuable upon exercise of outstanding options exercisable within 60 days of December 31, 1998.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from September 27, 1997 to September 26, 1998 all filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with, except that Glenn W. Novotny filed a Form 5 with respect to the acquisition of 9,487 shares in March 1998 pursuant to the exercise of stock options which were not timely reported.

                                   AUDITORS

  Deloitte & Touche LLP, independent certified public accountants, serves as the Company's principal accountants. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 OTHER MATTERS

  As of the date of this Proxy Statement, there are no other matters which management intends to present or has reason to believe others will present to the meeting. If other matters properly come before the meeting, those who act as proxies will vote in accordance with their judgment.

                             STOCKHOLDER PROPOSALS

  If any stockholder intends to present a proposal for action at the Company's annual meeting in 2000 and wishes to have such proposal set forth in management's proxy statement, such stockholder must forward the proposal to the Company so that it is received on or before September 22, 1999. Proposals should be addressed to the Company at 3697 Mt. Diablo Boulevard, Lafayette, California 94549, Attention: Corporate Secretary.

  The attached proxy card grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If a stockholder intends to submit a proposal at the Company's annual meeting in 2000, which proposal is not intended to be included in the Company's proxy statement and form of proxy relating to that meeting, the stockholder should give appropriate notice no later than December 6, 1999. If such a stockholder fails to submit the proposal by such date, the Company will not be required to provide any information about the nature of the proposal in its proxy statement and the proxy holders will be allowed to use their discretionary voting authority if the proposal is raised at the Company's annual meeting in 2000.

                             COST OF SOLICITATION

  All expenses in connection with the solicitation of this proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to stockholders, will be paid by the Company.

Dated: January 20, 1999.

                                          By Order of the Board of Directors

                                          Robert B. Jones, Secretary

P R O X Y

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


                         CENTRAL GARDEN & PET COMPANY


          PROXY FOR ANNUAL MEETING OF STOCKHOLDERS FEBRUARY 22, 1999


  The undersigned hereby appoints William E. Brown, Glenn W. Novotny and Lee D. Hines, Jr., or any of them, each with power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of CENTRAL GARDEN & PET COMPANY to be held at the LAFAYETTE PARK HOTEL, 3287 Mt. Diablo Boulevard, Lafayette, California, on February 22, 1999, at 10:30 A.M., and any adjournment thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following:

            (Continued, and to be marked, dated and signed, on the reverse side)

(Continued from other side)

          This proxy will be voted as directed. In the absence of contrary directions, this proxy will be voted FOR the election of the directors listed below and FOR proposal 2.


(1) The election of five Directors.


[ ]  FOR all nominees listed below       [ ]  WITHHOLD AUTHORITY
     (except as marked to the                 to vote for all
     contrary below)                          nominees listed below

(INSTRUCTION:  To withhold authority to vote for any individual nominee, strike
               ----------------------------------------------------------------
a line through the nominee's name in the list below.)
----------------------------------------------------


William E. Brown, Glenn W. Novotny, Brooks M. Pennington III, Lee D. Hines, Jr. and Daniel P. Hogan, Jr.

(2) To approve the amendment of the 1993 Omnibus Equity Incentive Plan to increase the number of shares authorized for issuance by 800,000.

[ ]  FOR         [ ]  AGAINST           [ ]  ABSTAIN

(3) In their discretion, upon any and all such other matters as may properly come before the meeting or any adjournment thereof.



                              Signature(s)                         Date

                              The signature should correspond exactly with the name appearing on the certificate evidencing your Common Stock. If more than one name appears, all should sign. Joint owners should each sign personally.


                STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND
                ----------------------------------------------
                  RETURN THIS PROXY PROMPTLY IN THE ENVELOPE
                  ------------------------------------------
             PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE
             ----------------------------------------------------
                                UNITED STATES.
                                -------------